Exhibit 8.1

November 5, 2012

Golar LNG Partners LP

Par-la-Ville Place

14 Par-la-Ville Road

Hamilton, HM 08, Bermuda

Re:          Registration Statement on Form F-3 (Registration No. 333-181094)

Ladies and Gentlemen:

We have acted as U.S. counsel to Golar LNG Partners, LP, a Marshall Islands limited partnership (the “Partnership”), with respect to certain legal matters in connection with the offer and sale by the Partnership of common units representing limited partner interests in the Partnership (the “Common Units”) pursuant to a Prospectus Supplement dated November 1, 2012 (the “Prospectus Supplement”) to a base prospectus dated June 8, 2012 (the “Base Prospectus” and, together with the Prospectus Supplement, the “Prospectus”) forming a part of the Registration Statement on Form F-3 (Registration No. 333-181094), which was declared effective by the Securities and Exchange Commission on June 8, 2012 (the “Registration Statement”).

For purposes of formulating our opinion set forth below, we have reviewed and relied upon the Registration Statement, the Prospectus and such other documents, records and instruments as we have deemed necessary and appropriate.  In such review, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the conformity to original documents of all documents submitted to us as duplicate copies and the authenticity of the originals of such documents.  We have not undertaken any independent investigation of any factual matter set forth in any of the foregoing.  In addition, in formulating our opinion, we have relied upon certain statements of factual matters made by the Partnership, which we have neither investigated nor verified.  Any inaccuracy in any of the aforementioned documents or statement could adversely affect our opinion.

Based upon and subject to the foregoing and the limitations set forth below, (i) the statements of law set forth in the Prospectus Supplement under the heading “Material Tax Considerations” constitute our opinion as of the date of the Prospectus Supplement as to the material U.S. federal income tax consequences of the matters described therein and (ii) the statements of law set forth in the Base Prospectus under the heading “Material U.S. Federal Income Tax Considerations” constitute our opinion as of the effective date of the Registration Statement as to the material U.S.

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Riyadh San Francisco Shanghai Tokyo Washington	666 Fifth Avenue, 26th Floor New York, NY 10103-0040 Tel +1.212.237.0000 Fax +1.212.237.0100 www.velaw.com federal income tax consequences of the matters described therein.  Our opinion does not relate to any factual or accounting matters, determinations or conclusions, and we have not expressed an opinion as to any matter not specifically described in the foregoing sentence.

The foregoing opinion is limited to the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, foreign laws, the laws of any state or any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.  Our opinion and the tax discussion set forth in the Prospectus are based on the provisions of the Internal Revenue Code of 1986, as amended, as in effect on the date of the Prospectus, existing final and temporary regulations thereunder, and current administrative interpretations and court decisions, all of which are subject to change, possibly with retroactive effect.  We do not undertake to advise you of any subsequent changes in such authorities unless we are specifically asked to do so.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 6-K of the Partnershipand to the references to our firm under the captions “Material Tax Considerations,” “Material U.S. Federal Income Tax Considerations” and “Legal Matters” in the Prospectus.  The giving of this consent does not constitute an admission that we are included in the categories of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Vinson & Elkins, L.L.P.